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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  November 4, 1998


                     ALLEGHENY ENERGY, INC.
     (Exact name of registrant as specified in its charter)

Maryland                      1-267               13-5531602
(State or other               (Commission File    (IRS Employer
 jurisdiction of               Number)            Identification
 incorporation)                                   Number)


                     10435 Downsville Pike
                     Hagerstown, MD  21740

(Address of principal executive offices)


Registrant's telephone number,
  including area code:                          (301)  790-3400

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Item 5.   Other Events.

               Allegheny Energy, Inc.'s subsidiary West Penn Power Company has reached a settlement with intervenors in its Pennsylvania Restructuring Case. The settlement was tentatively approved by the Pennsylvania Public
          Utility Commission on November 4, 1998.   Attached as
          Exhibit 99.1 is a copy of the press release describing the settlement

Item 7    Exhibits

          Ex. 99.1       Press release dated November 4, 1998




                           SIGNATURES


        Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                Allegheny Energy, Inc.




Dated:  November 6, 1998        By:      /s/ Thomas K. Henderson
                                Name:        Thomas K. Henderson
                                Title:       Vice President


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                         EXHIBIT INDEX


Item No. 7               Exhibits

                         Ex.  99.1       Press release dated November 4, 1998


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                                                     Exhibit 99.1


            Allegheny Energy, Inc. Subsidiary Reaches
          Settlement in Pennsylvania Restructuring Case



(Hagerstown, Md., November 4, 1998) - Allegheny Energy, Inc. (NYSE: AYE) today announced that its Pennsylvania subsidiary, West Penn Power, has reached a fair and equitable settlement agreement with the intervenors in its Pennsylvania restructuring case. The settlement agreement was tentatively approved by the Pennsylvania Public Utility Commission (PUC) at its public meeting today.

According to Michael P. Morrell, Allegheny Energy's Senior Vice President and Chief Financial Officer, "This agreement eliminates uncertainty and gives financial flexibility to our Company while allowing customer choice to move forward for the benefit of consumers. The PUC and, most notably, Chairman John Quain and Commissioner Nora Mead Brownell, are to be commended for bringing the parties together to reach this settlement, which provides savings for the state's electric consumers and the continued opportunity for reasonable shareholder returns."

Morrell praised the efforts of the PUC in advancing a settlement in West Penn Power's restructuring case that includes a rate reduction, rate caps, and an increased opportunity for Pennsylvania's consumers to shop for the electric supplier of their choice.

"Allegheny Energy is already the lowest-cost electric utility in the state," added Morrell. "The provisions of the settlement will mean even greater value to consumers in the future, clearing the way for the beginnings of true competition in Pennsylvania."

The settlement agreement includes the following:

          - Establishes for West Penn customers an average shopping credit of 3.16 cents per kilowatt-hour in 1999 for customers who shop for the generation portion of electricity services.

          - Gives two-thirds of West Penn's customers the option of selecting a generation supplier on January 2, 1999, with all customers able to shop on January 2, 2000.

          - Provides for a 2.5 percent rate decrease throughout 1999, accomplished by an equal percentage decrease for each rate class.

          - Provides that the regulated rates charged by West Penn for the delivery of electricity are capped through 2005, subject to exceptions in the Public Utility Code.


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          -  Provides that customers will have the option of
          buying electricity from West Penn at capped generation rates through 2008.

          - Sets aside funds for the development and use of renewable energy and clean energy technologies, energy conservation, and energy efficiency.

          - permits recovery of $670 million in transition costs over 10 years beginning in January 1999 for West Penn Power. In the event that the merger of Allegheny Energy, Inc. and DQE, Inc. is consummated, the transition costs will be adjusted to $630 million to provide a sharing of merger synergy savings with customers.

          - Grants West Penn's application to issue bonds to "securitize" up to $670 million (or $630 million in the event of the merger) in transition costs and to provide 75 percent of the associated savings to customers with 25 percent to shareholders.

          - Allows for more stranded cost recovery to be recognized in the earlier part of the transition period.

          - Includes a commitment to sell a portion of the output of West Penn's generation to the wholesale
          Electric Generation Supplier market through 2002.

          -  Authorizes the transfer of West Penn's
          generating assets to a non-regulated corporate entity at book value.

          -  If West Penn is forced to divest some
          generating assets or chooses to divest all of its generation before 2002, the Competitive Transition
          Charge will be adjusted, either up or down, based on the results of such divestiture.

Allegheny Energy has long been a proponent of true competition in the electric power industry. The Company believes this settlement is a very positive step forward as the PUC seeks to implement customer choice and competition in the state at the beginning of 1999. The Company anticipates final approval of the settlement before the end of this year.

Headquartered near Hagerstown, Md., Allegheny Energy, Inc., with operating subsidiaries doing business as Allegheny Power, provides low-cost electric service to 1.4 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia, and West
Virginia.